Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the "Mark"). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company's Application Requesting Confidential Treatment under Rule 406 under the Securities Act.

                                                                  EXHIBIT 10.11

                              DEVELOPMENT AGREEMENT

                                 by and between

                          ANTHRA PHARMACEUTICALS, INC.

                                       and

                             MEDEVA CALIFORNIA INC.

                            Dated as of July 15, 1997

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I
DEFINITIONS..................................................................  2

ARTICLE II
OWNERSHIP INTEREST; PRODUCT DEVELOPMENT......................................  8
        2.1         Grant of Interest........................................  8
        2.2         Right to Payments........................................  9
        2.3         Transfer of Interests....................................  9
        2.4         Purchase Option..........................................  9
        2.5         Clinical Studies......................................... 10
        2.6         NDA Filings.............................................. 11
        2.7         Performance.............................................. 12
        2.8         Communications with FDA.................................. 12
        2.9         Ovarian Indication....................................... 13
        2.10        Development Expenses..................................... 13
        2.11        Further Funds............................................ 14
        2.12        Continued Development.................................... 15

ARTICLE III
SUPPLY OF THE PRODUCT........................................................ 16
        3.1         General.................................................. 16
        3.2         Inventory of AD 32....................................... 17
        3.3         Good Faith Forecasts..................................... 21
        3.4         Issuance of Purchase Orders.............................. 21
        3.5         Acceptance of Purchase Orders............................ 22
        3.6         Delivery................................................. 22
        3.7         Contract Manufacturing................................... 22
        3.8         Inability to Supply...................................... 24
        3.9         Alternate Supply......................................... 26
        3.10        Warranty................................................. 27
        3.11        Price ................................................... 27
        3.12        Property Insurance....................................... 28
        3.13        Records ................................................. 29

ARTICLE IV
QUALITY CONTROL ............................................................. 29
        4.1         Product Specifications Amendments........................ 29
        4.2         Nonconformance........................................... 30
        4.3         Manufacturing Process.................................... 32
        4.4         Inspection............................................... 32
        4.5         Safety Procedures........................................ 33
        4.6         Government Inspection.................................... 33

                                                                            Page
                                                                            ----
ARTICLE V
LICENSE GRANTS .............................................................. 34
        5.1         Grants................................................... 34
        5.2         Sublicenses.............................................. 35
        5.3         Other Countries.......................................... 35
        5.4         Trademarks............................................... 36
        5.5         Technical Assistance..................................... 37

ARTICLE VI
MARKETING AND SALE OF THE PRODUCT
UNDER THE LICENSING ARRANGEMENT.............................................. 37
        6.1         General.................................................. 37
        6.2         Compliance............................................... 38
        6.3         Trademarks............................................... 38
        6.4         Price of the Product..................................... 38
        6.5         Marketing Materials...................................... 39
        6.6         Product Liability Insurance.............................. 39
        6.7         Competition.............................................. 39
        6.8         Co-Promotion............................................. 40
        6.9         Activities Outside the Territory......................... 41

ARTICLE VII
DEVELOPMENT FEES, LICENSE FEES AND ROYALTIES................................. 41
        7.1         Development Fees......................................... 41
        7.2         License Fees............................................. 43
        7.3         Royalties................................................ 44
        7.4         Payment.................................................. 45
        7.5         Equity Interest.......................................... 46
        7.6         Withholding Taxes........................................ 46

ARTICLE VIII
EXECUTIVE MANAGEMENT COMMITTEE............................................... 47
        8.1         Formation of the EMC..................................... 47
        8.2         Authority of the EMC..................................... 47
        8.3         Procedural Rules of the EMC.............................. 48

ARTICLE IX
REPORTING ................................................................... 49
        9.1         Reporting by Parties..................................... 49
        9.2         Record Keeping........................................... 50
        9.3         Audit of Records......................................... 50

ARTICLE X
ADVERSE EVENT AND OTHER INFORMATION EXCHANGE................................. 51
        10.1        Notification............................................. 51
        10.2        Material Communications.................................. 52

                                                                            Page
                                                                            ----
ARTICLE XI
PRODUCT RECALL .............................................................. 53
        11.1        Notification and Recall.................................. 53
        11.2        Recall Expenses.......................................... 54

ARTICLE XII
INTELLECTUAL PROPERTY RIGHTS................................................. 55
        12.1        Ownership of Product Know-how............................ 55
        12.2        Ownership of Filings and Approvals....................... 56
        12.3        Ownership of Data........................................ 56
        12.4        Enforcement of Intellectual Property
                    Rights................................................... 56
        12.5        Offset for Infringement.................................. 60

ARTICLE XIII
CONFIDENTIALITY ............................................................. 61
        13.1        Confidential Information................................. 61
        13.2        Certain Definitions...................................... 62
        13.3        Disclosure of Confidential Information --
                    Internal................................................. 63
        13.4        Disclosure of Confidential Information --
                    Third Parties............................................ 63
        13.5        Care and Return of Confidential
                    Information.............................................. 65
        13.6        Use of Names............................................. 66

ARTICLE XIV
WARRANTIES; INDEMNITIES...................................................... 66
        14.1        Representations and Warranties........................... 66
        14.2        Warranties of Anthra..................................... 67
        14.3        Warranties of Medeva..................................... 70
        14.4        Indemnification of Medeva................................ 71
        14.5        Indemnification of Anthra................................ 72
        14.6        Indemnification Procedure................................ 72
        14.7        Limitation of Liability.................................. 75

ARTICLE XV
TERM AND TERMINATION......................................................... 75
        15.1        Term .................................................... 75
        15.2        Termination for Material Breach.......................... 76
        15.3        Established Material Breach.............................. 76
        15.4        Non-Binding, Non-Admissible Arbitration
                    Decision................................................. 77
        15.5        Termination for Other Events............................. 78
        15.6        Partial Termination by Medeva............................ 79
        15.7        Effect of Expiration or Termination...................... 79
        15.8        Survival of Rights and Obligations....................... 80

                                                                            Page
                                                                            ----
ARTICLE XVI
GENERAL PROVISIONS .......................................................... 81
        16.1        Force Majeure............................................ 81
        16.2        Notice .................................................. 81
        16.3        Further Assurances....................................... 82
        16.4        Successors and Assigns................................... 83
        16.5        Governing Law............................................ 83
        16.6        Attorney's Fees.......................................... 84
        16.7        Severability............................................. 84
        16.8        Waiver .................................................. 85
        16.9        Counterparts............................................. 85
        16.10       Captions................................................. 85
        16.11       Independent Contractors.................................. 86
        16.12       Entire Agreement......................................... 86

ANNEX A ..................................................................... 88

ANNEX B ..................................................................... 89

ANNEX C ..................................................................... 90

ANNEX D ..................................................................... 91

ANNEX E ..................................................................... 92

            THIS DEVELOPMENT AGREEMENT (this "Agreement"), made as of July 15, 1997, by and between Anthra Pharmaceuticals, Inc., a corporation organized under the laws of the State of Delaware ("Anthra"), and Medeva California Inc., a corporation organized under the laws of California ("Medeva"),

                                   WITNESSETH:

            WHEREAS, Anthra has developed certain proprietary know-how and data with respect to N-Trifluoroacetyladriamycin-14 valerate, a doxorubicin derivative ("AD 32"), as further described in Annex A hereto,

            WHEREAS, Anthra intends to continue the development of, and secure the regulatory approvals required in order to manufacture, promote, market and sell AD 32 in the United States, including its territories, possessions and commonwealths (the "Territory"),

            WHEREAS, Medeva has considerable expertise in the development, promotion, marketing and sale of pharmaceutical products in the Territory, and has in place a large and experienced marketing staff that can expedite the distribution of AD 32 in the Territory,

            WHEREAS, Medeva and Anthra desire to enter into a co-ownership arrangement with respect to the Product Know-how, as defined below, on the terms set forth herein, and

            WHEREAS, Anthra desires to grant Medeva an exclusive license in the Territory with respect to the Product Know-how, on the terms set forth herein;

*** CONFIDENTIAL TREATMENT REQUESTED.

            NOW, THEREFORE, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

            1.1 "AD 32" shall have the meaning set forth in the preamble hereto.

            1.2 "Affiliate" of a person shall mean any corporation, partnership or other entity that directly, or indirectly through one or more intermediaries, Controls, is controlled by or is under common control with such person.

            1.3 "Anthra" shall mean Anthra Pharmaceuticals, Inc.

            1.4 "Anthra Patent Rights" shall mean all patents and patent applications (which for purposes of this Agreement shall be deemed to include certificates of invention, applications for certificates of invention, and utility models) throughout the world, covering or relating to the Product, including any substitutions, extensions, reissues, reexaminations, renewals, divisions, continuations, or continuations-in-part, which Anthra owns or controls and under which Anthra has the right to grant sublicenses to Medeva, during the term of this Agreement.

            1.5 "Arbitration Decision" shall have the meaning set forth in
Section 15.3.

            1.6 "Arbitration Panel" shall have the meaning set forth in Section 15.3.

            1.7 "CIS Approval" shall have the meaning set forth

*** CONFIDENTIAL TREATMENT REQUESTED.

in Section 7.1(c).

            1.8 "CIS Indication" shall mean the indication for refractory bladder carcinoma in situ.

            1.9 "Calendar Quarter" shall mean a three-month period starting on January 1, April 1, July 1, or October 1 of any calendar year.

            1.10 "Collateral" shall have the meaning set forth in Section
3.2(c).

            1.11 "Control" and, with correlative meanings, the terms "controlled by" and "under common control with" shall mean the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract, resolution, regulation or otherwise.

            1.12 "Development Activities" shall have the meaning set forth in
Section 2.5.

            1.13 "Disclosing Party" shall have the meaning set forth in Section 13.1.

            1.14 "EMC" shall mean the Executive Management Committee to be established pursuant to Section 8.1.

            1.15 "Established Material Breach" shall have the meaning set forth in Section 15.3.

            1.16 "FDA" shall mean the United States Food and Drug Administration and any successor agency having substantially the same functions.

*** CONFIDENTIAL TREATMENT REQUESTED.

            1.17 "GMP" shall mean current Good Manufacturing Practices in effect from time to time during the term of this Agreement.

            1.18 "Improvement" shall mean any modification to a product, or any discovery, technology, device or formulation, including, without limitation, any enhancement in the presentation, means of delivery, dosage or packaging, of a product, or any discovery or development of a new indication for a product.

            1.19 "Inventory" shall have the meaning set forth in Section 3.2(c).

            1.20 "Launch" shall mean the first commercial sale of the Product in the Territory.

            1.21 "Losses" shall have the meaning set forth in Section 14.4.

            1.22 "Market" or "Marketing" shall mean all programs and activities relating to the marketing and promotion of the Product in the Territory, including but not limited to labeling, advertising, marketing studies, seminars, symposia, training and education, and detailing.

            1.23 "Medeva" shall mean Medeva California Inc.

            1.24 "NDA" shall mean a New Drug Application or Supplemental New Drug Application made in accordance with applicable regulations and requirements of the FDA in effect from time to time.

*** CONFIDENTIAL TREATMENT REQUESTED.

            1.25 "Negotiation Period" shall have the meaning set forth in
Section 2.5.


            1.26 "Net Sales" shall mean,***


            1.27 "NAFTA Area" shall mean the countries, territories and possessions covered by the North American Free Trade Agreement.

            1.28 "Notice" shall have the meaning set forth in Section 16.2.

            1.29 "Other Trademarks" shall have the meaning set forth in Section 1.40.

            1.30 "Ovarian Agreement" shall mean the agreement that Medeva and Anthra, on the one hand, and Medeva on the other hand, may enter into pursuant to Section 2.9, setting forth the terms and conditions on which Anthra will proceed with the preparation and filing of an NDA for the Product for the Ovarian Indication, including without limitation appropriate license grants by Anthra and Medeva and provisions for milestone and royalty payments by Medeva.

            1.31 "Ovarian Indication" shall mean the indication for ovarian cancer.

            1.32 "Papillary Approval" shall have the meaning set forth in
Section 7.1(d).

            1.33 "Papillary Indication" shall mean the indication for the adjunctive treatment of papillary bladder tumors.

            1.34 "Product" shall mean AD 32, in finished dosage

*** CONFIDENTIAL TREATMENT REQUESTED.

form in 200 mg vials, for administration intravesically and intraperitoneally.

            1.35 "Product Know-how" shall mean all technical knowledge, expertise, skill, practice, proprietary rights, inventions, formulae, trade secrets, analytical methodology, processes, preclinical, clinical, stability and other data, toxicological information and all other experience in tangible or intangible form relating to the Product in which Anthra has an ownership or licensable interest and which is in the possession or under the control of Anthra as of the date of this Agreement, or which Anthra may develop, acquire or control (pursuant to an ownership or licensable interest) hereafter pursuant to this Agreement. "Product Know-how" shall be deemed to include any and all Anthra Patent Rights.

            1.36 "Product Specifications" shall mean the specifications and quality control testing procedures for the Product set forth in Annex A hereto, as amended and/or supplemented from time to time pursuant to Section 4.1.

            1.37 "Receiving Party" shall have the meaning set forth in Section 13.1.

            1.38 "Sublicensee" shall have the meaning set forth in Section 5.2.

            1.39 "Territory" shall have the meaning set forth in the preamble.

            1.40 "Trademarks" shall mean those trademarks and

*** CONFIDENTIAL TREATMENT REQUESTED.

trade names designed for and used by Medeva or its Affiliates or Sublicensees in the Marketing and sale of the Product hereunder, but shall not include any other trademark or trade name used by Medeva in connection with its other products (even if also used in connection with the Product), particularly any mark or name that identifies Medeva or any of its Affiliates or Sublicensees (collectively, the "Other Trademarks").

                                   ARTICLE II
                     OWNERSHIP INTEREST; PRODUCT DEVELOPMENT

            2.1 Grant of Interest. Anthra hereby grants to Medeva *** ownership interest (the "Medeva Interest") in all of its rights, title and interest in the Product Know-how as exploited in the Territory (the remaining ownership interest therein, the "Anthra Interest") (collectively, the "Interests"); provided, however, that Medeva may not exploit the Product Know-how except to the extent expressly set forth elsewhere in this Agreement; and provided, further, that nothing in this Article II shall restrict the rights of Anthra with respect to the ownership of, or exploitation of Product Know-how outside the Territory.

            2.2 Right to payments. Anthra agrees to pay ***.

            2.3 Transfer of Interests. Neither party shall have the right to sell, transfer, encumber or otherwise assign its Interest without the prior written consent of the other party, except in connection with a permitted assignment of this Agreement by such party pursuant to Section 16.4.

            2.4 Purchase Option. Upon the termination or expiration of this Agreement, Anthra shall have the option (the "Purchase Option"), exercisable upon written notice to Medeva, to purchase the Medeva Interest for an amount equal to the fair market value thereof at the time of exercise. Upon receipt of written notice from Anthra and receipt of payment of the fair market value of the Medeva Interest, Medeva shall promptly return, assign, or otherwise effect the complete

*** CONFIDENTIAL TREATMENT REQUESTED.

transfer to Anthra of the entire Medeva Interest. The fair market value of the Medeva Interest shall be determined in good faith by the parties; provided, however, that if the parties are unable to agree on the fair market value thereof, then an independent appraiser, mutually acceptable to the parties, shall determine such fair market value; and provided, further, that any such determination by such appraiser shall be conclusive and binding on the parties.

            2.5 Clinical Studies. Anthra shall perform, directly or indirectly
(i) all tests, studies and other activities necessary in connection with the preparation and filing of an NDA for the Product for each of the CIS Indication and the Papillary Indication, as listed in the clinical plan set forth in Annex B hereto, (ii) for a period beginning on the date hereof and ending on the earlier to occur of (A) the first anniversary of the date hereof (the "Negotiation Period") and (B) an impasse in negotiations pursuant to Section 2.9(b), all tests, studies and other activities set forth in Annex B hereto relating to the preparation and filing of an NDA for the Product for the Ovarian Indication, (iii) such other tests and studies of the Product as may be required from time to time by the FDA with respect to indications for the Product as to which Anthra is obligated to file an NDA pursuant to this Agreement, whether prior to or after the approval of such NDA, and (iv) all other

*** CONFIDENTIAL TREATMENT REQUESTED.

tests and studies of the Product that Medeva deems necessary or appropriate to have conducted with respect to any such indication after the grant by the FDA of an "approvable letter" with respect to such indication, including without limitation all clinical studies to support the Marketing of the Product for such indication (collectively, the "Development Activities").

            2.6 NDA Filings. Anthra agrees to prepare and file an NDA for the Product for each of the CIS Indication and the Papillary Indication and to use commercially reasonable efforts to obtain approval thereof. Promptly upon the completion (and prior to the filing) of each such NDA, Anthra shall provide Medeva with a copy of the Chemistry, Manufacturing, and Controls (CMC) section thereof, and agrees to delay the filing of such NDA with the FDA for a period of sixty (60) days after the date such copy was provided to Medeva, unless the EMC shall unanimously approve the filing of such NDA prior to the end of such period. Insofar as timely received, Medeva's reasonable views and requests shall be taken into account prior to the submission of such NDA. All such NDAs shall be filed in the name of Anthra, but shall be held subject to the Medeva Interest as herein provided, and Anthra shall use commercially reasonable efforts to maintain such NDAs after approval thereof.

            2.7 Performance. Anthra shall perform, or cause to

*** CONFIDENTIAL TREATMENT REQUESTED.

be performed, the Development Activities in good scientific manner, and in compliance in all material respects with all requirements of applicable laws, rules, regulations and guidelines.

            2.8 Communications with FDA. Anthra shall be responsible for all communications with the FDA relating to the Product, whether occurring prior to or after the Launch of the Product; provided, however, with respect to any such communications after the Launch, whenever practicable Anthra shall consult with Medeva prior to such communication and shall take account of Medeva's timely and reasonable views and requests; provided, further, that if such advance consultation is not possible, then Anthra shall promptly thereafter advise Medeva of the content of such communications. After the approval of the NDA for the Product for an indication, Medeva may initiate communications with the FDA with regard to such indication, as required by applicable law, and may respond to inquiries initiated by the FDA; provided, however, that Medeva shall consult with Anthra prior to such communications and shall take account of Anthra's timely and reasonable views and requests and, if such advance consultation is not possible, then Medeva shall promptly thereafter advise Anthra of the content of such communications.

*** CONFIDENTIAL TREATMENT REQUESTED.

            2.9 Ovarian Indication.

                  (a) During the Negotiation Period, Anthra shall provide to Medeva such information concerning the Development Activities relating to the Ovarian Indication as Medeva may reasonably request from time to time to assist it in evaluating the efficacy of the Product for the Ovarian Indication.

                  (b) Upon the written request of Medeva, Anthra and Medeva shall use good faith efforts to negotiate an Ovarian Agreement, until the earlier to occur of an impasse in negotiations or the end of the Negotiation Period; provided, however, that each party may decide, in its sole discretion, whether to accept any and all terms and conditions proposed by the other party for such agreement.

                  (c) Anthra shall have no obligation whatsoever to undertake or complete any development work relating to the Ovarian Indication after the earlier to occur of (i) an impasse in negotiations pursuant to Section 2.9(b) and (ii) the end of the Negotiation Period, in the event that the parties have not entered into an Ovarian Agreement.

            2.10 Development Expenses. Medeva shall pay to Anthra the payments set forth in Section 7.1 to cover the development of the Product. Except as provided in Section 7.1, Anthra shall bear all costs and expenses arising out of or relating to the Development Activities; provided, however,

*** CONFIDENTIAL TREATMENT REQUESTED.

that Medeva shall promptly reimburse Anthra for all of its direct costs and expenses (including without limitation disbursements to third parties, central laboratory expenses, travel expenses, and salaries and benefits for relevant Anthra employees) arising out of or relating to any tests, studies, and other activities with respect to the CIS or Papillary Indications for the Product that the FDA may require or that Medeva may request Anthra to conduct, after approval of the NDA for such indication, exclusive of any such tests, studies or activities that at the time of approval are specified by the FDA as conditions subsequent to such approval.


            2.11 Further Funds. In the event that Anthra shall be unable to complete the development of the Product for either the CIS Indication or the Papillary Indication due to a lack of funds, then Anthra shall provide written notice to Medeva estimating the amount of funds required (in addition to the development payments made or to be made by Medeva under Section 7.1) to complete the development of the Product for such Indication. Medeva may, in its sole discretion, elect to advance to Anthra all or a portion of such amount, and Anthra shall have no obligation to pay interest on the funds so advanced, or to repay the principal amount of such advance; provided, however, that Medeva may set off an amount (the "Advance Reimbursement Amount") equal to *** against its license fee payment obligations pursuant to Section 7.2 and royalty payment obligations pursuant to Section 7.3, as they accrue, subject to a cap of ***.



            2.12 Continued Development. In the event that Anthra reasonably determines at any time that the NDA for an indication for the Product is unlikely to be approved by the FDA, then it shall so notify Medeva, whereupon Anthra shall have no further obligation pursuant to this Article II to conduct any Development Activities with respect to such indication for the Product. Upon receipt of such notice, Medeva shall elect, in its sole discretion, either to terminate this Agreement with respect to such indication for the Product, or to continue (or contract for a third party to continue) such Development Activities at the sole expense of Medeva. Medeva shall notify Anthra of such election within ninety (90) days after the receipt of the notice referred to

*** CONFIDENTIAL TREATMENT REQUESTED.

in the first sentence of this Section 2.12. In the event that Medeva shall decide to continue (or have continued) such Development Activities, then (i) Anthra shall provide Medeva with copies of such data, information and regulatory documentation relating to the Product as Anthra shall have developed in the performance of its Development Activities with respect to such indication, (ii) Anthra shall grant Medeva the right to reference the relevant drug master file of Anthra and to use such data, information and regulatory documentation, all solely for the purpose contemplated by this Section 2.12, and (iii) ***.

                                   ARTICLE III
                              SUPPLY OF THE PRODUCT

            3.1 General. Subject to the terms and conditions of

*** CONFIDENTIAL TREATMENT REQUESTED.

this Agreement, Anthra agrees to use its commercially reasonable efforts to supply Medeva with its requirements of the Product, and Medeva agrees to purchase from Anthra its requirements of the Product, for resale in the Territory pursuant to this Agreement.


            3.2 Inventory of AD 32.



                  (a) In order to enable Anthra to meet its obligations under this Article III with respect to the timely supply of Product to Medeva, the parties agree that Anthra shall purchase and maintain in inventory, from time to time, such quantities of AD 32 as the EMC shall decide, subject to contractual restrictions in the supply agreement(s) in effect from time to time between Anthra and its supplier(s) of AD 32 and subject to the terms and conditions of this Section 3.2. Such inventory shall be utilized in the manufacture of the Product on a first-in-first-out (FIFO) basis.



                  (b) Medeva agrees to reimburse Anthra, by check or wire transfer, within ten days after receipt of an invoice therefor, for *** of the cost of each purchase made pursuant to Section 3.2(a) (each such reimbursement amount, an "Advance"), which AD 32 shall be used exclusively to meet Anthra's supply obligations under this Article III, except as otherwise provided in
Section 3.2(c). Anthra shall credit each Advance against the supply price payable by Medeva pursuant to Section 3.11 for the purchase of Product manufactured from that shipment of AD 32 in respect of which the Advance was made;***


            3.3 Good Faith Forecasts.

                  (a) No later than *** after Anthra files the NDA for the Product for the CIS Indication or the Papillary Indication, whichever shall occur first, Medeva shall provide Anthra with a good faith forecast estimating Medeva's quarterly requirements of the Product (and the desired delivery dates therefor) for the *** period commencing on the first day of the immediately succeeding ***.

                  (b) Thereafter, not less than *** prior to the beginning of each *** during the term hereof, Medeva shall provide Anthra with an updated good faith forecast estimating Medeva's monthly requirements of the Product for the *** period commencing on the first day of such ***.

            3.4 Issuance of Purchase Orders. Medeva shall order a shipment of the Product by issuing a purchase order to Anthra specifying the quantity and desired delivery date thereof, not less than *** prior to the delivery date; provided, however, that the aggregate quantity of Product ordered by Medeva for delivery in any month shall not exceed

*** CONFIDENTIAL TREATMENT REQUESTED.

the quantity of Product forecast to be ordered during such month, as set forth in the latest forecast prepared by Medeva pursuant to Section 3.3 prior to the first day of the *** in which the purchase order is issued.

            3.5 Acceptance of Purchase Orders. Anthra shall accept each purchase order issued by Medeva in conformity with Section 3.4 within *** after receipt thereof, unless the inventory of AD 32 maintained by Anthra pursuant to Section
3.2 shall be insufficient to allow for the timely delivery of the ordered quantity of the Product. Anthra shall give Medeva prompt written notice of the rejection of any such purchase order specifying the basis for such rejection.

            In the event that the terms of any purchase order received by Anthra from Medeva shall be inconsistent with the terms of this Agreement, the terms of this Agreement shall control.

            3.6 Delivery. Delivery of each order of Product shall be made *** Medeva's facility in Rochester, New York. Anthra shall arrange for *** of the Product. *** at the time of delivery to the carrier.


            3.7 Contract Manufacturing. Anthra may contract with one or more unrelated third parties (each a "Contract Manufacturer") to manufacture AD 32 or Product, provided that (i) Anthra permits Medeva to comment on the drafts of each toll manufacturing agreement for AD 32 and/or Product (each a "Contract Manufacturing Agreement") that Anthra may negotiate with a Contract Manufacturer after the date hereof,


*** CONFIDENTIAL TREATMENT REQUESTED.

 (ii) Anthra provides Medeva with a true and accurate copy of each such Contract Manufacturing Agreement, and (iii) Anthra uses commercially reasonable efforts to cause each Contract Manufacturer to agree to execute and deliver to Medeva a letter in the form of Annex C hereto, and to include the provisions set forth therein in the relevant Contract Manufacturing Agreement. As to each Contract Manufacturer that executes and delivers such a letter to Medeva, Anthra agrees that Medeva may seek to enforce Anthra's remedies under such Contract Manufacturing Agreement directly against such Contract Manufacturer without first exhausting its remedies against Anthra if the Contract Manufacturer breaches such Contract Manufacturing Agreement so as to cause Anthra to become liable to Medeva for damages pursuant to Section 3.8 hereof; provided, however, that if Medeva shall seek to exercise such remedies, Anthra shall remain primarily liable and obligated to Medeva under all provisions of this Agreement. Further, Anthra agrees to use commercially reasonable efforts to negotiate the inclusion in each Contract Manufacturing Agreement of provisions (i) prohibiting
(A) the sublicensing by such Contract Manufacturer of any know-how, data or technology licensed to it by Anthra and (B) the sale by such Contract Manufacturer of (x) AD 32 for use in any product to be sold in the Territory, or
(y) Product for resale (other than by Anthra to Medeva, or by Medeva) in the Territory, and (ii) giving Anthra the right to terminate such Contract Manufacturing Agreement in the event of a breach of either of the provisions described in (i) above. Notwithstanding any provision of this Agreement, Anthra shall have no obligation under this Agreement with respect to Genchem Pharma Ltd. as a Contract Manufacturer or the Supply Agreement between Anthra and Genchem Pharma Ltd. as a Contract Manufacturing Agreement.

            3.8 Inability to Supply.

*** CONFIDENTIAL TREATMENT REQUESTED.

                  (a) In the event that Anthra shall fail to deliver to Medeva at least *** of the quantity of Product specified in a purchase order accepted by Anthra pursuant to Section 3.5 (the "Minimum Quantity"), within *** after acceptance of such purchase order, then Anthra shall *** in the delivery to Medeva of the Minimum Quantity; provided, however, that Anthra shall not be required to pay *** with respect to any order; and provided, further, that no such damages shall be payable by Anthra in the event that (i) at the time of acceptance of such purchase order, at least fifty percent (50%) of the then-current inventory of *** AD 32 maintained by Anthra pursuant to Section 3.2 would be needed in the manufacture of the quantity of Product specified in such purchase order and (ii) Anthra timely fills such purchase order to the extent of the aggregate of (A) the quantities of Product that can be manufactured from the Inventory of AD 32 at the time of acceptance of such purchase order and (B) Anthra's inventory, as of the delivery date specified in such purchase order, of Product manufactured from AD 32 ***.



                  (b) Subject to the terms and conditions of this Agreement, in the event that Anthra shall become obligated to pay Medeva liquidated damages in the amount of *** with respect to an order of Product pursuant to Section 3.8(a), or Anthra shall become subject involuntarily (which proceeding shall not be dismissed within sixty (60) days after the commencement thereof) or voluntarily to a bankruptcy, insolvency, liquidation or other similar proceeding, then Medeva shall have the continuing right (the "Manufacturing Option"), in addition to all other rights granted pursuant to this Agreement, to manufacture Product for the term of this Agreement. Medeva may exercise the Manufacturing Option upon thirty (30) days' prior written notice to Anthra. Upon Medeva's exercise of the Manufacturing Option, (i) Anthra shall provide Medeva with copies of such data, information and regulatory documentation in the possession or under the control of Anthra (and not subject to a confidentiality obligation) relating to the Product as Medeva may reasonably require in connection with the manufacturing of Product, and (ii) Anthra shall grant Medeva the right to reference the relevant drug master file of Anthra and to use such data, information and regulatory documentation, all solely for the purpose contemplated by this Section 3.8(b).



                  (c) Except for its rights under Sections 11.2 and 15.2, the rights of Medeva under this Section 3.8 shall be exclusive and in lieu of all other remedies otherwise available by law or under this Agreement with respect to any breach by Anthra of its obligation to supply Medeva with Product on a timely basis pursuant to this Article III. In the event of termination of this Agreement by Medeva pursuant to Section 15.2 for any such breach by Anthra, Medeva shall not be entitled to any damages other than those, if any, to which it may be entitled under Section 3.8(a). For purposes of Section 15.2, if Anthra shall deliver to Medeva at least *** then Anthra shall not be deemed to have breached materially its supply obligation under this Article III with respect to such purchase order.


            3.9 Alternate Supply. Anthra agrees to use commercially reasonable efforts to cause at least *** of supply of AD 32 to become and remain pre-qualified during the term of this Agreement.

            3.10 Warranty. Anthra warrants and represents that, at the time of delivery of the Product to Medeva, the Product (i) will have been manufactured, filled, packaged, stored and shipped in accordance with applicable GMPs and all other applicable laws, rules, regulations or requirements, (ii) will have been manufactured, filled, packaged and stored in

*** CONFIDENTIAL TREATMENT REQUESTED.

accordance with the Product Specifications and the applicable NDA, (iii) will not be adulterated or misbranded under the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. ss.ss. 321 et seq., as amended ("FFDCA"), or under any other applicable laws, rules, regulations or requirements, (iv) may be introduced into interstate commerce pursuant to the FFDCA, and (iv) will have expiration dating not less than *** after the date of delivery thereof to Medeva, provided that the FDA shall have approved expiration dating of the Product of not less than
***.

            3.11 Price and Payment

                 (a) The parties hereby agree that the supply price for the Product, ***.

                 (b) The supply price for each order of Product shall be payable by Medeva ***.

            3.12 Property Insurance. Anthra shall procure and maintain throughout the term of this Agreement property insurance (in which Medeva shall be named as an additional insured), with such types and amounts of coverage as are customary in the industry, covering all Product intended for sale to Medeva pursuant hereto, and all AD 32 purchased pursuant to Section 3.2, prior to such time as the risk of loss thereof passes from Anthra to Medeva. All such insurance policies shall require at least thirty (30) days prior written notice to Medeva concerning cancellation thereof. Upon request, Anthra shall provide Medeva with evidence that such insurance is in effect.

            3.13 Records. Anthra shall maintain, and shall cause its Contract Manufacturers and other agents to maintain, all

*** CONFIDENTIAL TREATMENT REQUESTED.

records necessary to comply with all applicable laws, rules and regulations in the Territory relating to the manufacturing and storage of the Product in bulk or finished form. All such records shall be maintained for such period as may be required by law, rule or regulation; provided, however, that all records relating to the manufacture, stability and quality control of each batch of the Product shall be retained at least until the first anniversary of the end of the approved shelf life for all Product from such batch.

                                   ARTICLE IV
                                 QUALITY CONTROL

            4.1 Product Specifications Amendments. Anthra reserves the right to amend and/or supplement the Product Specifications unilaterally for the purpose of complying with GMPs or other applicable laws, regulations or guidelines. Further, Anthra may amend and/or supplement the Product Specifications in order to incorporate Improvements or for any other reasonable business purpose, subject to the grant of any FDA approvals required by applicable law in connection with any such changes, with the prior written consent of Medeva, which consent shall not be unreasonably withheld; provided, however, that failure to agree on royalty terms with respect to any such Improvement pursuant to Section 12.1 shall be deemed reasonable cause for withholding such consent.

            4.2 Nonconformance.

*** CONFIDENTIAL TREATMENT REQUESTED.

                  (a) In the event that Medeva determines that any shipment of Product does not conform to the Product Specifications or the relevant Medeva purchase order, then Medeva shall give Anthra notice thereof (including a sample from such shipment) within fifteen days after receipt thereof, in the case of non-conformities that may be ascertained by the exercise of reasonable diligence (which shall not include laboratory testing or other chemical analysis, unless required by the NDA) upon receipt thereof, and within fifteen days after discovery thereof, in the case of other non-conformities (including, without limitation, non-conformities relating to stability). If Medeva decides to conduct routine laboratory testing and other chemical analysis of shipments of Product, it shall conduct such tests and analyses within thirty (30) days after receipt of the Product. If Anthra confirms such non-conformity, it shall promptly so notify Medeva. If Anthra does not confirm such non-conformity, it shall promptly so notify Medeva, and the parties shall submit the disputed shipment for testing to an independent testing laboratory that is mutually acceptable to the parties. The findings of the testing laboratory shall be binding on the parties. The expenses of such testing shall be borne by Anthra if the testing confirms the non-conformity, and otherwise by Medeva.

                  (b) If any Product delivered by Anthra hereunder does not conform to the Product Specifications or

*** CONFIDENTIAL TREATMENT REQUESTED.

the relevant Medeva purchase order for any reason other than the willful or negligent acts or omissions of Medeva or its customers or agents which occur after the date of shipment thereof by Anthra, Anthra shall credit Medeva with the costs incurred by Medeva with respect to such non-conforming Product, which costs shall be deemed equal to the sum of any amounts paid on account of such Product pursuant to Section 3.11 and any and all transportation and storage charges incurred by Medeva in connection with such Product. In addition, at Medeva's option, (i) Anthra shall be relieved of any obligation to deliver any Product in replacement of such non-conforming Product, or (ii) Anthra shall replace the non-conforming Product with substitute Product that conforms to the Product Specifications and purchase order, within ninety (90) days from the date Medeva notifies Anthra of its election of option (ii) of this Section 4.2, in which case Medeva shall pay to Anthra any unpaid amounts in respect of the replacement Product in accordance with Section 3.11 following delivery of the replacement Product. This remedy shall be in addition to any other rights that Medeva may have hereunder or by law.

            4.3 Manufacturing Process. In the event that any process event shall occur in the manufacturing of any batch of Product, which event is likely materially to affect the safety, efficacy or regulatory status of the Product, then Anthra shall notify Medeva as soon as reasonably possible.

*** CONFIDENTIAL TREATMENT REQUESTED.

Medeva and Anthra shall consult with each other as to the disposition of all affected batches of the Product. Anthra agrees to report to Medeva, on an annual basis, any atypical process events that are unlikely materially to affect the safety, efficacy or regulatory status of the Product. Further, to the extent of its knowledge, Anthra agrees to provide Medeva with notice of any out of process steps which occur in the manufacture of Product. No Product may be reworked unless the rework procedure is in conformity with FDA guidelines, except with the prior written consent of Medeva, which consent may not be unreasonably withheld.

            4.4 Inspection. Anthra shall permit Medeva representatives to enter Anthra's facilities and, to the extent permitted by the Contract Manufacturing Agreements (which access Anthra agrees to use commercially reasonable efforts to negotiate on behalf of Medeva), to enter the facilities of the Contract Manufacturers in the company of, and separately from, Anthra representatives, all upon reasonable prior notice and at reasonable intervals, during normal business hours for the purpose of making quality assurance audits of those facilities and of the procedures and processes used by Anthra and such Contract Manufacturers in storing, manufacturing and shipping AD 32 and the Product. In the event that Anthra shall enter into contracts with other vendors with respect to Product to be supplied to Medeva

*** CONFIDENTIAL TREATMENT REQUESTED.

pursuant hereto, or AD 32 to be used in the manufacture of such Product, then Anthra shall use commercially reasonable efforts to negotiate, mutatis mutandis, such rights of access for Medeva with respect to such vendors' facilities.

            4.5 Safety Procedures. Anthra shall maintain and enforce safety procedures for the handling and manufacture of the Product that comply in all respects with Anthra's NDA and all federal, state and local occupational safety and health requirements.

            4.6 Government Inspection. Anthra agrees to advise Medeva immediately of any proposed or announced visit or inspection, and as soon as possible but in any case within twenty-four (24) hours (or, in the case of a third party facility, within twenty-four (24) hours after receipt by Anthra of notice thereof), of any unannounced visit or inspection, by any governmental or regulatory agent of any facilities used by Anthra in the performance of its obligations hereunder, including the processes or procedures used at such facilities in the manufacture of Product. Anthra shall provide Medeva with a reasonable description of each such visit or inspection promptly (but in no event later than five (5) calendar days) thereafter, and with copies of any letters, reports or other documents (including 483's) issued by any such agents that relate to the Product or such facilities, processes or procedures. Medeva shall also be

*** CONFIDENTIAL TREATMENT REQUESTED.

entitled to review Anthra's responses to any such reports and communications prior to their submission, if practicable, and, insofar as timely received, Medeva's reasonable views and requests shall be taken into account prior to submission of such reports and communications to the relevant agency. Anthra shall also provide Medeva with the notice, information, documentation, and opportunity to comment provided for above with respect to the Contract Manufacturers, to the extent provided for in the relevant Contract Manufacturing Agreement (which provisions Anthra shall use commercially reasonable efforts to negotiate on behalf of Medeva). In the event that Anthra shall enter into contracts with other vendors with respect to Product to be supplied to Medeva pursuant hereto, or AD 32 to be used in the manufacture of such Product, then Anthra shall use commercially reasonable efforts to negotiate, mutatis mutandis, such rights for Medeva with respect to such vendors.

                                    ARTICLE V
                                 LICENSE GRANTS

            5.1 Grants. Subject to the terms and conditions of this Agreement, including without limitation Section 6.8, the parties hereby grant to Medeva an exclusive, royalty-bearing license in the Territory under the Product Know-how to Market, sell, distribute, and have Marketed, sold, and distributed the Product for the CIS and Papillary Indications. Anthra agrees

*** CONFIDENTIAL TREATMENT REQUESTED.

not to license any third party to Market, sell or distribute AD 32 in the Territory, for pharmaceutical use in humans.

            5.2 Sublicenses. Medeva shall have the right to grant to third parties (each, a "Sublicensee") sublicenses under the licenses granted in
Section 5.1, subject to the prior written consent of Anthra, which shall not be unreasonably withheld. Failure to approve or disapprove a proposed Sublicensee within ten (10) business days after receipt by Anthra of a request for consent from Medeva shall be deemed approval.

            5.3 Other Countries. Anthra retains the right to grant licenses for the sale, marketing and distribution of the Product in all countries outside the Territory; provided, however, that Anthra agrees to impose on each such licensee, to the extent permitted by applicable law, the covenants set forth in
Section 6.9, mutatis mutandis; ***.

            5.4 Trademarks.

*** CONFIDENTIAL TREATMENT REQUESTED.

                  (a) Subject to the terms and conditions of this Agreement, Medeva hereby grants to Anthra a non-exclusive license (i) in the Territory, to use the Trademarks to Market and have Marketed the Product for the CIS Indication and the Papillary Indication, if Anthra shall have co-promotion rights pursuant to Section 6.8, and (ii) outside the NAFTA Area, to use the Trademarks to Market and have Marketed all formulations of AD 32, for all indications. The license granted pursuant to clause (i) above is royalty-free, and the license granted pursuant to clause (ii) shall be royalty-bearing, on terms and conditions to be mutually agreed by the parties.

                  (b) Anthra shall be responsible for ensuring that all labelling of the Products in the Territory complies with Anthra's NDA and all applicable FDA regulations and does not cause the Product to which it relates to be misbranded or violative of any Federal, State or local law, regulation or rule. Subject to the preceding sentence, all such labelling shall contain one or more Trademarks and such Other Trademarks as specified by Medeva in writing. Nothing contained herein shall give Anthra any right to use any Other Trademark except on the Products in the Territory as specified by Medeva in writing.

            5.5 Technical Assistance. Upon the written request of Medeva, Anthra shall provide Medeva with all information

*** CONFIDENTIAL TREATMENT REQUESTED.

and reasonable technical assistance related to the Product Know-how as Medeva may reasonably require in order to exploit the licenses granted in Sections 5.1 and 5.2.

                                   ARTICLE VI
                        MARKETING AND SALE OF THE PRODUCT
                         UNDER THE LICENSING ARRANGEMENT

            6.1 General.

                  (a) Subject to the grant of the license under Article V, Medeva shall use commercially reasonable efforts to Market and sell the Product in the Territory for the CIS Indication and Papillary Indication, as approved by the FDA from time to time. Medeva shall commence Launch of the Product as soon as practicable after the approval of the NDA for the Product for the CIS Indication or the Papillary Indication, whichever shall occur first, but in no event later than one hundred twenty (120) days after such approval, if Anthra shall have timely supplied Medeva with all Product theretofore ordered in accordance with Article III. All Product sales in the Territory shall be made by, and for the account of, Medeva or its Affiliates or Sublicensees, as the case may be. Anthra shall have no right to sell or distribute Product in the Territory during the term of this Agreement.

                  (b) Subject to such exceptions as the parties may mutually agree upon pursuant to Section 6.8, Medeva shall bear all costs and expenses arising out of or relating to the Marketing, distribution and sale of the Product in the

*** CONFIDENTIAL TREATMENT REQUESTED.

Territory.

            6.2 Compliance. Medeva shall comply with all applicable laws and regulations in conducting the Marketing and sale of the Product in the Territory, including without limitation all requirements as to pre-Marketing approval of Product labelling.

            6.3 Trademarks. Medeva shall be responsible for the selection, registration and maintenance of all the Trademarks. Except as otherwise provided in Sections 5.4 and 15.7, Anthra shall not acquire or assert any right, title, and interest in and to any Trademark or Other Trademark.

            6.4 Price of the Product. Medeva shall use commercially reasonable efforts to obtain the best in-market price for the Product in the Territory under the prevailing marketing conditions; provided, however, that nothing in this Section 6.4 shall be deemed to restrict the freedom of Medeva to determine in its sole discretion prices for the Product for approved indications in the Territory; and provided, further, that in evaluating the best in-market price Medeva need not make such determinations on an indication by indication basis but may have due regard to the deleterious effects that pricing differentials among the indications might have on any particular indication. Medeva shall keep Anthra informed of its efforts in this regard in response to Anthra's reasonable written requests from time to time.

*** CONFIDENTIAL TREATMENT REQUESTED.

            6.5 Marketing Materials. Medeva shall develop, at its sole expense, appropriate Marketing and promotional materials for the Product for the CIS Indication and the Papillary Indication in the Territory for use by Medeva, its Affiliates and Sublicensees. Medeva agrees to provide Anthra with a sample copy of each such item at least ten (10) business days before making use thereof, and agrees to use such item only after receiving the written approval of Anthra; provided, however, that failure by Anthra to approve or disapprove any such item within ten (10) business days after Medeva has provided such item to Anthra shall be deemed to be approval thereof. Medeva shall not, and shall cause its Affiliates and Sublicensees not to, use any materials for the Marketing the Product other than materials approved by Anthra for that purpose.

            6.6 Product Liability Insurance. Medeva shall maintain, with an insurance carrier reasonably acceptable to Anthra, at the sole expense of Medeva, product liability insurance relating to the Product that is comparable in type and amount to the insurance it maintains with respect to its most similar other pharmaceutical products that are Marketed, distributed and sold in the Territory.

            6.7 Competition. Notwithstanding the exercise of the Purchase Option under Section 2.4, each party agrees that, during the term of this Agreement and for a period of one (1)

*** CONFIDENTIAL TREATMENT REQUESTED.

year after the termination or expiration hereof, it shall not, and shall not permit any of its Affiliates or Sublicensees to, develop, Market or sell in the Territory any anthracycline (other than the Product, pursuant to this Agreement) that is intended to receive, or has received, marketing approval in the Territory for any urological indication; and provided, further, that this
Section 6.7 shall not apply to a party in the event that it shall terminate this Agreement pursuant to Section 15.2. The parties acknowledge that all restrictions contained in this Section 6.7 are reasonable, valid and necessary for the adequate protection of the Product and the parties' rights therein.


            6.8 Co-Promotion.***


            6.9 Activities Outside the Territory. Medeva agrees that it will not
(i) seek approval, directly or indirectly, from the relevant regulatory authorities, to (A) qualify facilities to manufacture or finish the Product outside the Territory or (B) label or relabel the Product in a manner that would permit it to be marketed or sold outside the Territory, or (ii) sell or export the Product to any third party for use or resale outside the Territory, (iii) or sell the Product to any third party that it has reason to believe intends to resell or export the Product outside the Territory.

                                   ARTICLE VII
                  DEVELOPMENT FEES, LICENSE FEES AND ROYALTIES

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                                       30

            7.1 Development Fees. For use in connection with, and for purposes of the continued development of the Product, Medeva agrees to pay to Anthra the following amounts:

                (a) a single payment of Eight Million U.S. Dollars (US$8,000,000) upon the signing of this Agreement;

                (b) ***.

            7.2 License Fees. In consideration of the license granted in
Article V, ***.

            7.3 Royalties.

                (a) Subject to Section 7.3(b), Medeva shall pay Anthra a royalty equal to ***.

            7.4 Payment. All development fees, license fees and royalties payable by Medeva under this Article VII shall be paid in U.S. Dollars by wire transfer of immediately available funds to *** or such other bank account as Anthra may hereafter designate in writing not less than five (5) business days before payment is due. Medeva shall pay all amounts owed to Anthra pursuant to
Section 7.3 on a quarterly basis within thirty (30) days following the end of each full or partial Calendar Quarter during the term of this Agreement. Each such payment shall be accompanied by written report, certified by an officer of Medeva, providing a detailed breakdown of the Net Sales, and the components thereof, for such Calendar Quarter.

            7.5 Equity Interest. In the event that the FDA shall have granted neither the CIS Approval nor the Papillary Approval by December 31, 2002, then, in Medeva's sole discretion, Medeva shall have the right, exercisable upon written notice in consideration of the payment made pursuant to Section 7.1(a) and without payment of additional compensation, to acquire that number of shares of the common stock of Anthra equal to twenty percent (20%) of the then-current issued and outstanding voting equity securities of

*** CONFIDENTIAL TREATMENT REQUESTED.

Anthra.

            7.6 Withholding Taxes. Medeva shall pay any and all withholding taxes or similar charges imposed by any government in the Territory on any amounts due to Anthra from Medeva pursuant to this Article VII to the proper taxing authority, and proof of payment of such taxes or charges shall be secured and sent to Anthra as evidence of such payment. All amounts paid by Medeva pursuant to this Section 7.6 shall be paid for the account of Anthra and deducted from the amounts due from Medeva to Anthra pursuant to this Article.

                                  ARTICLE VIII
                         EXECUTIVE MANAGEMENT COMMITTEE

            8.1 Formation of the EMC. In order to facilitate the exchange of information between the parties relating to their activities pursuant to this Agreement, the parties agree to establish an Executive Management Committee (the "EMC") comprised of six individuals. Medeva and Anthra shall each appoint three members of the EMC. Each member of the EMC shall be an employee or member of the Board of Directors of the party that appointed such member, or an Affiliate thereof. Initial appointments shall be made within fourteen (14) days of the date of this Agreement. A member of the EMC may be removed at any time, with or without cause, by the party that originally appointed such member. A member of the EMC shall serve until a successor is named by the party that appointed

*** CONFIDENTIAL TREATMENT REQUESTED.

such member.

            8.2 Authority of the EMC. Without limitation of the other provisions hereof, the EMC shall (a) monitor and review the progress of the Development Activities conducted by Anthra pursuant to this Agreement, (b) monitor and review the progress of all Product Marketing and sales activities conducted by Medeva and Anthra pursuant to this Agreement, (c) determine the level of inventory of AD 32 to be maintained by Anthra pursuant to Section 3.2, (d) determine whether Anthra may file an NDA prior to the expiration of the sixty-day period after Anthra provides Medeva with a copy of the CMC section thereof pursuant to Section 2.6, (e) determine whether, upon the written request of Anthra, AD 32 purchased pursuant to Section 3.2(a) may be released from Inventory upon repayment by Anthra to Medeva of the relevant Advance(s) pursuant to Section 3.2(c), and (f) take such other actions as the parties may mutually agree, except that the EMC may not take any action that would conflict with any provision of this Agreement. Except as set forth in clause (c) of the preceding sentence, it is not intended that the EMC have any power or authority to direct the conduct of the affairs or the decision-making of either party hereto. Each party to this Agreement shall retain the rights, powers, and discretion granted to it under this Agreement, and no such rights, powers, or discretion shall be delegated to or vested in the

*** CONFIDENTIAL TREATMENT REQUESTED.

EMC unless such delegation or vesting of rights is expressly agreed to by the parties in writing. The EMC shall not have the power to amend or modify this Agreement, which may only be amended or modified as provided in Section 16.12.

            8.3 Procedural Rules of the EMC.

                  (a) The EMC shall adopt such standing rules as shall be necessary for its work.

                  (b) A quorum of the EMC shall consist of two members, provided that at least one member appointed by each party is present. Members of the EMC may attend a meeting either in person or by telephone conference call. Representation by proxy shall not be allowed.

                  (c) The EMC may take action (1) by agreement of all the members present at a meeting at which a quorum exists, or (2) by written resolutions approved in writing by all of the members.

                  (d) The EMC shall have a chairperson and a secretary. The first chairperson shall be a member of the EMC designated by Anthra. Each chairperson shall serve a one-year term, and the office shall alternate between a member appointed by Anthra and a member appointed by Medeva. The first secretary shall be a member of the EMC designated by Medeva. Each secretary shall serve a one-year term, and the office shall alternate between a member appointed by Medeva and a member appointed by Anthra.

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                                       34
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                  (e) The EMC shall meet quarterly or more or less frequently as mutually agreed upon by the members, at times and places to be mutually agreed upon. Thirty (30) calendar days' prior written notice of any such meeting shall be provided to the members, unless such notice is waived in writing by the members.

                                   ARTICLE IX
                                    REPORTING

            9.1 Reporting by Parties. The parties hereto shall use their commercially reasonable efforts to keep each other informed of their activities pursuant to this Agreement, including without limitation material developments relating to the performance of their respective obligations under this Agreement.

            9.2 Record Keeping.

                  (a) Medeva shall, and shall cause its Affiliates and Sublicensees to, keep complete and accurate books and records pertaining to the sale and use of the Product, including the names and addresses and purchase order details for each customer to which it sells the Product. Such books and records shall be retained for at least one (1) year after the calendar year to which they relate, or for such longer period if and as required by applicable law.

                  (b) Anthra shall keep complete and accurate books and records pertaining to Development Activities, to its

*** CONFIDENTIAL TREATMENT REQUESTED.

purchases of AD 32 and the Product, to any co-promotion activities it shall perform hereunder, and to any payments to Anthra in connection with the Product Know-how, including but not limited to royalty payments. Such books and records shall be retained for at least one (1) year after the calendar year to which they relate, or for such longer period if and as required by Section 3.13 or applicable law.

            9.3 Audit of Records. At the request of either party, the other party shall, and shall cause its Affiliates (and, in the case of Medeva, its Sublicensees, and in the case of Anthra, the Contract Manufacturers, where permitted by the relevant Contract Manufacturing Agreement (which provision Anthra shall use commercially reasonable efforts to negotiate on behalf of Medeva)) to, permit the requesting party and its representatives, at reasonable times and upon reasonable notice, to examine and audit the books and records maintained by such other party pursuant to this Article IX or Section 3.13; provided, however, should Anthra wish to audit Medeva's reported Net Sales, Anthra shall have the right to nominate a firm of independent certified public accountants reasonably acceptable to Medeva to have access to the records of Medeva during reasonable business hours for the purpose of verifying, at Anthra's expense, Medeva's reported Net Sales of the Products. If the audit shall establish inaccuracies in Anthra's favor of at least ten percent (10%) from the Net

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

Sales reported by Medeva, then the cost of such audit shall be reimbursed to Anthra by Medeva. If the audit establishes that either party underpaid or overpaid the other party any amount, the appropriate party shall promptly pay the other the full amount of such underpayment or overpayment.

                                    ARTICLE X
                  ADVERSE EVENT AND OTHER INFORMATION EXCHANGE

            10.1 Notification. From and after the date of receipt by Anthra of notice of approval of the NDA for the Product for any indication, and receipt by Medeva of notice from Anthra of such approval, each party shall (i) provide prompt written notice to the other party of information in or coming into its possession or control concerning side effects, injury, toxicity or sensitivity reaction ("Adverse Events") associated with commercial and clinical uses, studies, investigations or tests of the Product (animal or human), whether or not determined to be attributable to the Product, and whether arising out of clinical studies or Marketing and sale of the Product, (ii) notify the other party's responsible drug safety department by telephone and facsimile within twenty-four (24) hours after such party first becomes aware of any Adverse Event that gives cause for concern or is unexpected or that is fatal, life-threatening (as it occurred), permanently disabling, requires (or prolongs) in-patient hospitalization, represents a significant hazard, or

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is a cancer or a congenital anomaly or represents an overdose, or any other circumstance that might necessitate a recall, expedited notification of the FDA or any other relevant regulatory authorities or a significant change in the label of the Product, including without limitation any deviation from the specified environmental conditions for shipping or storage of Product, and (iii) exchange information semi-annually in writing concerning other complaints, other Adverse Events regarding the Product, and other deviations from specified environmental conditions for shipping or storage of Product. Each party shall make such reports as are necessary to comply with laws and regulations applicable to it, at its sole expense.

            10.2 Material Communications. Without limitation of any other provision hereof (including Section 4.6), each party shall, within five (5) business days, provide notice to the other party of any material communications with any governmental agency concerning the Product in connection with any indication for which an NDA has been filed for the Product in the Territory, including, without limitation, Adverse Event reports and safety reports. Copies of all such material communications shall be attached to the notice sent pursuant to this Section 10.2. Notwithstanding the foregoing, in the event of a communication or directive from a regulatory authority commencing or threatening seizure of Product or

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other removal from the market of an approved Product, the party receiving such information shall transmit such information to the other party within twenty-four (24) hours.

                                   ARTICLE XI
                                 PRODUCT RECALL

            11.1 Notification and Recall. In the event that any governmental agency or authority issues or requests a recall or takes similar action in connection with the Product, or in the event either party determines that an event, incident or circumstance has occurred which may result in the need for a recall or market withdrawal, the party notified of or wishing to call such recall or similar action shall, within twenty-four (24) hours, advise the other party thereof by telephone or facsimile, after which the parties shall promptly discuss and work together to effect an appropriate course of action; provided, however, that either party may initiate a recall or market withdrawal thereafter if it deems such action necessary or appropriate. Notification to the FDA and compliance with applicable law in conducting such recall shall be the responsibility of Anthra.

            11.2 Recall Expenses. Each of the parties hereto shall bear the full expenses of both parties incurred in any recall resulting from breach of its respective warranties or obligations hereunder. Such expenses of recall shall include, without limitation, the expenses of notification and

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destruction or return of the recalled Product and the sum paid for the recalled
Product. Without limitation of the foregoing, if the failure to meet applicable legal requirements is caused by the act or omission of Anthra, Anthra shall further reimburse Medeva for (a) any amounts paid to Anthra by Medeva under this Agreement (but excluding the development fees and license fees set forth in Sections 7.1 and 7.2) for recalled Products and for all Products that cannot be shipped by Medeva due to the condition requiring the recall and (b) all liabilities incurred by Medeva by virtue of being unable to meet its supply obligations to its customers because Products could not be timely shipped by Anthra or Medeva due to the condition requiring recall. In the event, however, that a recall is partially caused by Anthra's actions or omissions and partially caused by Medeva's actions or omissions, then each party shall be responsible for its proportionate share of the recall expenses based on its proportionate share of causation.

                                   ARTICLE XII
                          INTELLECTUAL PROPERTY RIGHTS

            12.1 Ownership of Product Know-how. Anthra shall have the sole right to file for, obtain, maintain, register and extend patent protection for the Product Know-how, and to control the prosecution of applications therefor. If, after a written request from Medeva, Anthra decides not to file for,

*** CONFIDENTIAL TREATMENT REQUESTED.


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obtain, maintain, register or extend patent protection for the Product Know-how in the Territory, Medeva shall have the right, at its own expense, to take any such action in the name of Anthra. For the avoidance of doubt, nothing in this
Section 12.1 shall be construed to require Medeva to assign to Anthra the rights to any Improvements to AD 32, the Product or the Product Know-how that Medeva may develop; provided, however, that if, during the term of this Agreement, Medeva or any of its Affiliates or Sublicensees develops any such Improvements, Medeva shall so notify Anthra and shall grant, or shall cause such Affiliate or Sublicensee, as the case may be, to grant to Anthra (i) a royalty-free, perpetual, non-exclusive license to use such Improvements in the Territory in connection with the exercise of any co-promotion rights Anthra may have pursuant to Section 6.8, and (ii) a royalty-bearing license to use such Improvements elsewhere, and in the Territory for other purposes, on such terms and conditions, if any, as the parties may mutually agree. Further, if during the term of this Agreement, Anthra or any of its Affiliates develops any Improvements to the Product or the Product Know-how, Anthra shall so notify Medeva and shall grant, or shall cause such Affiliate to grant, to Medeva a royalty-bearing license to use such Improvements in the Territory, on such terms and conditions, if any, as the parties may mutually agree; provided, however, that such license shall be royalty-

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

free to the extent that such Improvement shall consist of a change in Product Specifications made by Anthra pursuant to Section 4.1 in order to comply with GMP's, applicable laws, regulations or guidelines.

            12.2 Ownership of Filings and Approvals. Subject to the rights granted to Medeva hereunder, Anthra shall own all rights, title and interest in
(a) all NDAs and other submissions by Anthra to governmental authorities made pursuant to this Agreement, and (b) all approvals made or granted with respect to the Product in the Territory.

            12.3 Ownership of Data. Subject to the rights granted to Medeva hereunder, Anthra shall own all rights, title and interest to the preclinical and clinical data arising out of the Development Activities.

            12.4 Enforcement of Intellectual Property Rights.

                  (a) The parties shall promptly report in writing to each other any known or suspected activity of any kind that may constitute an infringement, violation, unauthorized use or misappropriation of the Product Know-how in the Territory. Within sixty (60) days after Anthra becomes, or is made, aware of any of the foregoing, it shall decide whether or not to initiate an infringement or other appropriate action or suit and shall advise Medeva of its decision in writing. Failure to so notify Medeva within such sixty (60) day period shall be deemed a decision not to

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

initiate an infringement or other appropriate suit.

                  (b) Provided that Anthra shall have advised Medeva of its decision to file suit within the sixty (60) day period provided in Section 12.4(a), Anthra shall have the right to institute proceedings to prevent any such infringement, violation, unauthorized use or misappropriation or to take all actions to defend against, and subject to the last sentence of Section 12.4(c), settle or compromise any such action or suit. Anthra shall keep Medeva promptly informed of, and shall from time to time consult with Medeva regarding, the status of any such suit and shall provide Medeva with copies of all documents filed in, and all written communications relating to, such suit.

                  (c) Anthra shall select counsel for any suit referred to in
Section 12.4(b) and shall pay all expenses of the suit, including, without limitation, attorneys' fees and expenses and court costs. Any damages, settlement fees or other consideration for infringement received as a result of such litigation shall be allocated first to reimburse Anthra for any costs and expenses incurred in connection with such litigation and thereafter shared by Anthra and Medeva, with Anthra receiving that proportion which corresponds to its royalty percentage then in effect, and Medeva receiving the balance. Medeva shall cooperate reasonably with Anthra in prosecuting such action, defending against such action, claim

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or dispute, or otherwise asserting its rights against third parties at Anthra's request and at Anthra's expense. Medeva shall also have the right to participate and be represented in any such suit by its own counsel at its own expense. Anthra shall not settle any such suit without Medeva's written consent if such settlement would adversely affect Medeva's rights under this Agreement.

                  (d) If within sixty (60) days after receiving notice of a continuing infringement or violation of any rights in the Product Know-how or of any third party action, claim or dispute based upon or arising out of the rights in the Product Know-how, Anthra fails to advise Medeva in writing of its decision whether to commence a lawsuit directed towards restraining or enjoining such infringement or violation or to take other diligent actions to cause the cessation of or defend against, settle or compromise such action, claim or dispute, or shall notify Medeva of its decision not to do so, then Medeva may take such legal or other actions as it deems necessary or appropriate to prevent or restrain such infringement or violation or to defend against, settle or compromise such action, claim or dispute, in which event all damages or settlement proceeds thereunder shall be allocated first to reimburse Medeva for any costs and expenses incurred in connection with such litigation and thereafter shared by Anthra and Medeva, with Anthra receiving that proportion which

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                                       44
corresponds to its royalty percentage then in effect, and Medeva receiving the balance. To the extent not recovered in the manner set forth in the preceding sentence, Medeva may set off its reasonable costs and expenses incurred in connection therewith against future development fees, license fees and royalty payments due Anthra under this Agreement as such development fees, license fees and royalty payments become due (up to a maximum total credit in any calendar year of one-quarter of such amount). Notwithstanding the foregoing, Medeva shall not be entitled to settle any such claim or action without Anthra's written consent if such settlement would adversely affect Anthra's rights in the Product Know-how. Anthra agrees to cooperate reasonably in any such legal or other action initiated by Medeva, at Medeva's request and at Medeva's cost.

                  (e) This subsection (e) shall apply only with respect to infringement of the Trademarks and to the Other Trademarks. Anthra agrees to give Medeva prompt written notice of any unlicensed use by third parties of which Anthra has knowledge, throughout the world with respect to Other Trademarks, and throughout the Territory with respect to the Trademarks, and further agrees not, without Medeva's prior written consent, to bring or cause to be brought any criminal prosecution, lawsuit or administrative action for infringement, interference with or violation of any rights

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

occurring anywhere in the world with respect to the Other Trademarks and occurring in the Territory with respect to the Trademarks. Anthra agrees to cooperate with Medeva, and if necessary, to be named by Medeva as a sole complainant or co-complainant in any action against an infringer of the Trademarks or Other Trademarks, and, notwithstanding any right of Anthra to recover same, legal or otherwise, Anthra agrees to pay to Medeva, and hereby waives all claims to, all damages or other monetary relief recovered in such action by reason of a judgment or settlement whether or not such damages or other monetary relief, or any part thereof, represent or are intended to represent injury sustained by Anthra. In any such action against an infringer, Medeva agrees to reimburse Anthra for all costs and expenses incurred at Medeva's request, including attorneys' fees and expenses if Medeva has requested Anthra to retain counsel.

             12.5 Offset for Infringement. If Medeva is required, at any time during the term of this Agreement, to pay any royalty or damages to any person or entity as a result of a judgment, settlement or agreement relating to the past and/or future sale of the Product in the Territory ("Third Party Payments"), except insofar as such Third Party Payments are attributable to the willful misconduct, negligence, or breach of this Agreement by Medeva, its Affiliates or Sublicensees, then Medeva may offset the amount of such Third Party Payments

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

actually paid by Medeva against future development fees, license fees and royalty payments due Anthra under this Agreement as such development fees, license fees and royalty payments become due (up to a maximum total credit in any calendar year of one-quarter of such amount). Should such future development fees, license fees and royalty payments prove insufficient to cover all Third Party Payments (as determined at the end of any calendar year during the term hereof), Medeva may assert such further rights as it may have under Article XIV in respect of the shortfall.

                                  ARTICLE XIII
                                 CONFIDENTIALITY

            13.1 Confidential Information. Except to the extent permitted by this Agreement or as otherwise agreed by the parties in writing, the parties agree that, at all times during the term of this Agreement and for a five (5) year period following termination or expiration hereof, the party receiving information (the "Receiving Party") shall keep completely confidential, shall not publish or otherwise disclose and, except as permitted hereby, shall not use directly or indirectly for any purpose any Confidential Information (as defined in Section 13.2) furnished to it by the other party (the "Disclosing Party") pursuant to this Agreement or otherwise relating to any transaction contemplated hereby, including information heretofore

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

furnished to it.

            13.2 Certain Definitions. For purposes of this Article XIII, "Confidential Information" means any and all non-public, proprietary or confidential information and data (including all documents, reports, analyses, compilations, studies and data bases containing such information or data) of either party hereto or its Affiliates, whether disclosed by such party to the other prior to or after the date hereof. Confidential Information shall also include information which is designated as confidential in writing by the Disclosing Party, whether by letter or by the use of an appropriate stamp or legend, prior to or at the time any such information is disclosed by the Disclosing Party to the Receiving Party; provided further that information which is orally or visually disclosed, or is disclosed in writing without an appropriate letter, stamp, or legend, shall constitute Confidential Information if the Disclosing Party, within thirty (30) days after such disclosure, delivers to the Receiving Party a written document or documents describing the information and referencing the place and date of such oral, visual, or written disclosure and the names of the persons to whom such disclosure was made. Notwithstanding anything to the contrary in this Agreement, Confidential Information shall not include information which the Receiving Party can establish by competent proof,

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

                  (a) became publicly known other than through a breach of this Agreement by the Receiving Party, its Affiliates, or their officers, employees, agents or consultants; or

                  (b) was in the possession of the Receiving Party, without obligation of confidentiality prior to the disclosure thereof, or is subsequently disclosed to the Receiving Party by a third party who did not receive it under any obligation of confidentiality; or

                  (c) was independently developed by the Receiving Party prior to disclosure. Confidential Information shall belong to and remain the property of the Disclosing Party.

            13.3 Disclosure of Confidential Information -- Internal. The Receiving Party shall disclose Confidential Information only to such of the Receiving Party's or its Affiliates' or Sublicensees' officers, employees, agents or consultants as is necessary to carry out the purposes of this Agreement. Each party shall ensure that its, and its Affiliates' and Sublicensees' officers, employees, agents and consultants are bound by, and take reasonable efforts to ensure compliance with, the confidentiality terms hereof.

            13.4 Disclosure of Confidential Information -- Third Parties. The Receiving Party may disclose Confidential Information to the extent that such disclosure is reasonably

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

necessary in filing or prosecuting patent applications, pursuing or defending litigation, or complying with applicable governmental regulations, provided that if the Receiving Party intends to make any such disclosure, it shall give reasonable advance written notice to the Disclosing Party of such intention. Notwithstanding the foregoing, in the event the Receiving Party or anyone to whom it has transmitted Confidential Information pursuant to this Agreement becomes legally required to disclose any of the Confidential Information, the Receiving Party shall provide the Disclosing Party with prompt notice so that it may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained or that compliance with the provisions of this Agreement is waived by the Disclosing Party, the Receiving Party shall furnish only that portion of the Confidential Information which is legally required and shall exercise its reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the information required to be disclosed.

            Furthermore, nothing in this Article XIII shall be construed to preclude either party from disclosing such information to such third parties as may be necessary in connection with the development and commercialization of the Product as contemplated by this Agreement, including, without

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

limitation, subcontracting and sublicensing transactions in connection therewith, provided that the Receiving Party shall in each case obtain from the proposed third party recipient a written confidentiality undertaking containing confidentiality obligations no less onerous than those set forth in this Article
XIII. Notwithstanding anything in this Article XIII to the contrary, Medeva shall have the right, subject to Section 6.5, to disclose preclinical and clinical data and results relating to the Product to qualified medical professionals for the limited purposes of Marketing the Product and conducting medical education initiatives reasonably designed to increase Net Sales in the Territory.

            13.5 Care and Return of Confidential Information. The Receiving Party shall keep Confidential Information belonging to the Disclosing Party in appropriately secure locations. Upon the expiration or termination of this Agreement, subject to Section 15.7 and 15.8, any and all Confidential Information possessed in tangible form by a Receiving Party, its Affiliates or Sublicensees, or its or any of their officers, employees, agents or consultants and belonging to the Disclosing Party, shall, upon written request, be immediately returned to the Disclosing Party (or destroyed if so requested) and not retained by the Receiving Party, its Affiliates or Sublicensees, or any of their officers, employees, agents or consultants, provided however

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

that the Receiving Party required to return Confidential Information may keep a copy thereof for archival purposes but only in one restricted, secure area, and provided, further however, that any Confidential Information required to be kept and retained with respect to FDA rules, regulations and procedures shall be retained, stored and disposed of according to such FDA rules, regulations and procedures.

            13.6 Use of Names. Except as required for Product labelling, neither party to this Agreement shall use the name of the other in any public announcement, press release or other public document without the written consent of such other party.

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

                                   ARTICLE XIV
                             WARRANTIES; INDEMNITIES

            14.1 Representations and Warranties. Each party represents and warrants to the other party as follows: (i) it has full corporate power and authority and has taken all corporate action necessary to enter into and perform this Agreement; (ii) the execution and performance by it of its obligations hereunder will not constitute a breach of, or conflict with, any agreement or arrangement, including without limitation its certificate of incorporation or by-laws, whether written or oral, by which it is bound; and (iii) this Agreement is its legal, valid and binding obligation, enforceable in accordance with the terms and conditions hereof.

            14.2 Warranties of Anthra. Anthra represents and warrants to Medeva, in addition to the warranties set forth in Section 3.10, that: (i) the execution, delivery and performance by Anthra of this Agreement does not contravene or constitute any default under its certificate of incorporation or by-laws, any applicable law or regulation or any judgment, injunction, order or decree binding upon Anthra or to which AD 32 or the Product is subject or any indenture, bank loan, credit or other agreement binding upon Anthra or to which AD 32 or the Product is subject, (ii) Anthra has the right, power and authority to grant the license set forth in Section 5.1, (iii) Anthra has conducted or has caused its contractors

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

or consultants to conduct, and will in the future conduct, the preclinical and clinical studies of the Product in accordance with known or published standards of the FDA, (iv) Anthra has employed and will in the future employ individuals of appropriate education, knowledge, and experience to conduct or oversee the conduct of the clinical and preclinical studies of the Product, (v) Anthra and its Contract Manufacturer(s) are and will remain in compliance with all laws, regulations, ordinances, orders, injunctions, decrees and requirements applicable to the manufacture, supply and sale of the Product, and Anthra will maintain in effect all governmental permits, licenses, orders, applications and approvals necessary to manufacture, supply and sell the Product and will manufacture and supply all Product in accordance with the same; (vi) all labelling for Product supplied by Anthra hereunder will comply with the applicable NDA and all applicable requirements of the FDA; (vii) Anthra maintains and shall maintain throughout the term of this Agreement a work force suitably qualified and trained, and facilities and equipment sufficient, to enable Anthra to perform its obligations hereunder; (viii) to the best knowledge of Anthra, there are not now nor have there been over the last five years any lawsuits, arbitrations, legal or administrative or regulatory proceedings, charges, complaints or investigations by the FDA, DEA, Department of Justice, any state regulatory agency or any other person or

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entity threatened, commenced or pending against Anthra, or any other person, relating to AD 32; (ix) the exercise by Medeva of its rights under the licenses granted in Article V will not infringe any rights owned by any other person and there is no pending or, to the best of Anthra's knowledge, threatened claim, litigation or legal proceeding against Anthra contesting the right of Anthra to distribute, sell or use AD 32 in the Territory; (x) Anthra will terminate any license agreement that it may enter into with any licensee, for breach by such licensee of the covenant included in such license agreement pursuant to Section 5.3; (xi) Anthra owns or has the sole right to use in the Territory all rights in and to the Product Know-how (including without limitation the Anthra Patent Rights), free and clear of any lien, claim, charge, encumbrance or rights of third parties; (xii) Anthra has filed a request (the "Request") for designation of AD 32 as an orphan drug product for the CIS Indication under the Orphan Drug Act (Pub.L. 97-414) and the Orphan Drug Amendments of 1985 (Pub.L. 99-91) (collectively, the "Orphan Drug Laws"), as partially codified pursuant to 21 U.S.C. ss.ss. 360bb et seq.; (xiii) to the best knowledge of Anthra, the CIS Indication afflicts less than 200,000 United States citizens; (xiv) in the event that the FDA grants the CIS Approval, AD 32 will be designated as an orphan drug product under the Orphan Drug Laws and will enjoy a marketing exclusivity period through the

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

seventh anniversary of the CIS Approval (or such other period as may be provided by the Orphan Drug Laws from time to time) for the Product for the CIS Indication; (xv) prior to and during any such marketing exclusivity period, Anthra agrees not to give its consent pursuant to 21 U.S.C. ss. 360cc (or pursuant to any other statute or regulation) for the approval of other NDA's, the issuance of other certifications or the issuance of other licenses (except to Medeva or Medeva's Affiliates) for use of AD 32 in the Territory for pharmaceutical use in humans, without the prior written consent of Medeva, which consent shall not be unreasonably withheld; (xvi) Anthra will provide copies of any notices received from the FDA in connection with AD 32 as an orphan drug product, and if the FDA finds that Anthra is unable to assure availability of sufficient quantities of AD 32 for the approved indications and provides Anthra with a notice to such effect, then Anthra will promptly forward to Medeva a copy of such notice and will respond to the FDA after allowing Medeva a reasonable period (determined in light of the circumstances) to comment to Anthra on such notice; (xvii) prior to payment of applicable taxes, Anthra will provide Medeva with written notice of the amount of any tax credit to which Anthra is entitled by virtue of AD 32's status as an orphan drug (as set forth in 26 U.S.C. ss.
45C); and (xvii) ***. EXCEPT AS SET FORTH IN THE PRECEDING SENTENCE AND IN
SECTION 3.10, ANTHRA

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HEREBY DISCLAIMS ANY AND ALL WARRANTIES WITH RESPECT TO THE PRODUCT KNOW-HOW, AD
32 OR THE PRODUCT, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

            14.3 Warranties of Medeva. Medeva represents and warrants to Anthra that (i) the execution, delivery and performance by Medeva of this Agreement does not contravene or constitute any default under its certificate of incorporation or by-laws, any applicable law or regulation or any judgment, injunction, order or decree binding upon Medeva or any indenture, bank loan, credit or other agreement binding upon Medeva; (ii) Medeva is and will remain in compliance with all laws, regulations, ordinances, orders, injunctions, decrees and requirements applicable to the Marketing and sale of the Product, and, except as otherwise provided in this Agreement, Medeva will maintain in effect all governmental permits, licenses, orders, applications and approvals necessary to Market and sell the Product and will Market and sell the Product in accordance with the same; and (iii) Medeva maintains and will maintain throughout the term of this Agreement a work force suitably qualified and trained, and facilities and equipment sufficient, to enable Medeva to perform its obligations hereunder.

            14.4 Indemnification of Medeva. Anthra shall indemnify Medeva, its Affiliates and their respective

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directors, officers, employees and agents, and defend and save each of them harmless, from and against any and all suits, losses, actions, demands, investigations, claims, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) (collectively, "Losses") arising from or occurring as a result of (i) any breach (or alleged breach) by Anthra of its representations, warranties, or obligations under this Agreement, (ii) the manufacture, use, or consumption of the Product, or the storage of the Product prior to the date of shipment thereof to Medeva, all except to the extent caused by the negligence or willful misconduct of Medeva or its officers, agents, employees, Affiliates, Sublicensees or customers, or (iii) the negligence or willful misconduct of Anthra or its officers, agents, employees or Affiliates.

            14.5 Indemnification of Anthra. Medeva shall indemnify Anthra, its Affiliates and their respective directors, officers, employees and agents, and defend and save each of them harmless, from and against any and all Losses arising from or occurring as a result of (i) any breach (or alleged breach) by Medeva of its representations, warranties, or obligations under this Agreement,
(ii) the storage or distribution of the Product after the date of shipment thereof to Medeva, all except to the extent caused by the negligence or willful misconduct of Anthra or its officers, agents,

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

employees, or Affiliates, or (iii) the negligence or willful misconduct of Medeva or its officers, agents, employees, Affiliates, Sublicensees or customers.

            14.6 Indemnification Procedure.

                  (a) Each indemnified party (the "indemnitee") agrees to give the indemnifying party (the "indemnitor") prompt written notice of any Losses or discovery of fact upon which such indemnified party intends to base a request for indemnification under Section 14.4 or 14.5. Notwithstanding the foregoing, the failure to give timely notice to the indemnitor shall not release the indemnitor from any liability to the indemnitee to the extent the indemnitor is not prejudiced thereby.

                  (b) The indemnitee shall furnish promptly to the indemnitor copies of all papers and official documents in the indemnitee's possession or control which relate to any Losses; provided, however, that if the indemnitee defends or participates in the defense of any Losses, then the indemnitor shall also provide such papers and documents to the indemnitee. The indemnitee shall cooperate with the indemnitor in providing witnesses and records necessary in the defense against any Losses.

                  (c) The indemnitor shall have the right, by prompt notice to the indemnitee, to participate in the defense of any third party claim forming the basis of such Losses with

*** CONFIDENTIAL TREATMENT REQUESTED.


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

counsel reasonably satisfactory to the indemnitee, and at the sole cost of the indemnitor so long as (i) the indemnitor shall promptly notify the indemnitee in writing (but in no event more than 60 days after its receipt of notice of the claim) that it will indemnify the indemnitee from and against any Losses the indemnitee may suffer arising out of the claim and (ii) the indemnitor diligently participates the defense of the claim.

                  (d) If the indemnitor participates in the defense of the claim as provided above the indemnitee may at its option relinquish total control to the indemnitor or participate in such joint defense with its own counsel who shall be retained, at the indemnitee's sole cost and expense; provided, however, that neither the indemnitee nor the indemnitor shall consent to the entry of any judgment or enter into any settlement with respect to the claim without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. If the indemnitee withholds consent in respect of a judgment or settlement involving only the payment of money and which would not involve any stipulation or admission of liability or result in the indemnitee becoming subject to injunctive relief or other relief, the indemnitor shall have the right, upon notice to the indemnitee within five (5) days of receipt of the indemnitee's written denial of consent, to pay to the

*** CONFIDENTIAL TREATMENT REQUESTED.


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

indemnitee the full amount of such proposed judgment or settlement, including all interest, costs or other charges relating thereto, and shall pay all attorneys' fees incurred to such date for which the indemnitor is obligated under this Agreement, if any, at which time the indemnitor's rights and obligations with respect to the claim shall cease.

                  (e) If the indemnitor does not so participate in the defense of such claim, the indemnitee may conduct such defense with counsel of its choice and at the sole cost of the indemnitor and may settle such case as it shall determine in the exercise of its reasonable discretion.

                  (f) Except as provided in subsection (e) above, the indemnitor shall not be liable for any settlement or other disposition of a Loss by the indemnitee which is reached without the written consent of the indemnitor.

                  (g) Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by any indemnitee in connection with any claim shall be reimbursed on a calendar quarter basis by the indemnitor, without prejudice to the indemnitor's right to contest the indemnitee's right to indemnification and subject to refund in the event the indemnitor is ultimately held not to be obligated to indemnify the indemnitee.

            14.7 Limitation of Liability. Except as provided in Section 3.8 hereof, Anthra shall not be liable to Medeva for

*** CONFIDENTIAL TREATMENT REQUESTED.


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

any special, incidental, or consequential damages arising out of or related to any failure by Anthra to supply Product to Medeva pursuant to Article III.

                                   ARTICLE XV
                              TERM AND TERMINATION

            15.1 Term. The term of this Agreement shall commence as of the date hereof and, unless earlier terminated pursuant to this Article XV, shall expire upon the later of (i) the last to expire of any Product orphan drug exclusivity periods granted in the Territory, (ii) the last to expire of any patents from time to time within the scope of the Product Know-how, and (iii) the twelfth anniversary of the Launch.

            15.2 Termination for Material Breach. This Agreement shall be subject to termination by either party in the event of a material breach hereof by the other party with respect to its obligations, which breach is not cured within sixty (60) days (or, in the case of a payment default, ten (10) business days) following written Notice thereof by the non-breaching party; provided, however, this Agreement may be terminated by either party prior to a final adjudication of the existence of such material breach under Section 16.5 only
(i) in the case of a payment default or (ii) for an "Established Material Breach" (as defined in Section 15.3), if such Established Material Breach is not cured within sixty (60) days following receipt of an "Arbitration Decision" (as defined in Section 15.3).

            15.3 Established Material Breach. In order to establish a material breach (other than a payment default) entitling a party to terminate this Agreement under the

*** CONFIDENTIAL TREATMENT REQUESTED.

proviso to Section 15.2, the party alleging the occurrence of such material breach (the "Requesting Party") shall submit the issue to an expedited, non-binding arbitration (the "Material Breach Arbitration") before a mutually agreed upon arbitrator, or in the event the parties cannot agree upon an arbitrator, before a panel of three American Arbitration Association approved arbitrators consisting of one arbitrator chosen by each party and one arbitrator selected by the two party-chosen arbitrators, (one arbitrator or three arbitrators, the "Arbitration Panel"). The Arbitration Panel will determine whether the other party (the "Breaching Party") has committed the material breach alleged by the Requesting Party, whether the Requesting Party had committed a prior material breach that justified the subsequent breach by the Breaching Party, and if the material breach alleged by the Requesting Party has been committed, whether there is any other evidence which may excuse the Breaching Party's material breach. An "Established Material Breach" shall mean a determination (the "Arbitration Decision") by the Arbitration Panel that the Breaching Party committed the alleged material breach, that the Requesting Party did not commit a material breach sufficient to excuse the subsequent material breach by the Breaching Party, and that no other sufficient reason exists to excuse the breach by the Breaching Party (such sufficiency to be determined by the Arbitration Panel in its sole discretion). The Arbitration

*** CONFIDENTIAL TREATMENT REQUESTED.

Decision shall identify any ways by which the Established Material Breach may be cured. For purposes of determining an Established Material Breach as contemplated by Section 15.2, the Arbitration Decision shall be deemed final. The rules of the American Arbitration Association shall govern any Material Breach Arbitration.

            15.4 Non-Binding, Non-Admissible Arbitration Decision. Notwithstanding the procedure set forth under Section 15.3 and any resulting outcome, the parties acknowledge and agree that an Arbitration Decision does not constitute a binding decision on either party with respect to the existence (or non-existence) of a breach of the Agreement, nor justify the subsequent termination of the Agreement (or exercise of some other remedy). Either party may contest the other party's actions following an Arbitration Decision by commencing a court action pursuant to Section 16.5. The parties further acknowledge and agree that the Arbitration Decision, the findings by the Arbitration Panel and any testimony from the Arbitration Panel (or testimony from any person or entity appearing before the Arbitration Panel to the extent that such testimony relates specifically to the Arbitration Decision) shall not be admissible either as res judicata (or collateral estoppel) or as evidence in any court proceedings of any nature whatsoever, including without limitation proceedings related to equitable remedies or

*** CONFIDENTIAL TREATMENT REQUESTED.

damages; provided further that the fact that an Arbitration Decision was rendered shall not be given any weight by any fact finder, judge or jury.

            15.5 Termination for Other Events. Either party may terminate this Agreement if, at any time, the other party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that party or of its assets, or if the other party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty
(60) days after the filing thereof, or if the other party shall propose or be a party to any dissolution or liquidation, or if the other party shall make an assignment for the benefit of its creditors.

            15.6 Partial Termination by Medeva. Medeva may terminate this Agreement with respect to any indications for the Product pursuant to Section 2.12, by written notice to Anthra.

            15.7 Effect of Expiration or Termination. The expiration or termination of this Agreement shall be without prejudice to any rights or obligations of the parties that may have accrued prior to such expiration or termination. Termination of this Agreement in accordance with the

*** CONFIDENTIAL TREATMENT REQUESTED.

provisions hereof shall not limit remedies which may otherwise be available in law or equity. Medeva agrees to cooperate with Anthra in transferring to Anthra or a third party, as Anthra may direct, within thirty (30) days of the expiration or termination hereof, all data, files and other materials in the possession or under the control of Medeva, relating to the Product, except to the extent that Medeva requires such data, files and materials for the purpose of exercising any rights under this Agreement that may survive such termination or expiration, in which case Medeva shall provide copies thereof to Anthra or such third party.

            15.8 Survival of Rights and Obligations. The rights and obligations of the parties under Sections 2.2 and 2.3 (only in the event that the Purchase Option is not exercised), 2.4, 3.2(c), 3.13, 4.2, 6.7, 7.6, 9.2 and 9.3,
Articles X and XI (with respect to Product supplied by Anthra to Medeva),
Section 12.1, Article XIII, Sections 14.4, 14.5, 14.6, 15.7, 15.8, 16.2, 16.5,
16.6 and 16.7, shall survive the expiration or termination of this Agreement.

            In the event of the termination of this Agreement by Medeva pursuant to Sections 15.2 or 15.5 after the approval of the NDA for the Product for one or more indications, the license granted to Medeva in Section 5.1 with respect to such indications, and the royalty obligations of Medeva under Section 7.3, shall remain in full force and effect through the

*** CONFIDENTIAL TREATMENT REQUESTED.

twelfth anniversary of the Launch; provided, however, that Medeva may set off against any such royalty payment obligations any damages that Medeva may have incurred, in the case of a termination pursuant to Section 15.2, as a result of the material breach by Anthra. In the event of the termination of this Agreement by Anthra pursuant to this Article XV, no license granted to Medeva in Section
5.1 shall survive such termination.

            In the event of termination of this Agreement by Anthra pursuant to
Section 15.2 or 15.5, Medeva shall promptly, but not later than thirty (30) days after such termination, at its own expense assign and transfer, or cause to be assigned and transferred, to Anthra, or any third party designated by Anthra, any Trademarks then or previously used by Medeva or any of its Affiliates or Sublicensees in Marketing, distributing or selling the Product in the Territory.

                                   ARTICLE XVI
                               GENERAL PROVISIONS

            16.1 Force Majeure. If a party's performance of this Agreement or of any obligation hereunder, except for the payment of any amounts hereunder, is prevented, restricted or interfered with by reason of any cause beyond the reasonable control of the affected party, such party, upon prompt written Notice to the other party, shall be excused from such

*** CONFIDENTIAL TREATMENT REQUESTED.


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

performance to such extent, provided that the party so affected shall use its best efforts to avoid or remove such causes of nonperformance and shall continue performance hereunder with the utmost dispatch whenever such causes are removed.

            16.2 Notice. All notices, requests, reports, statements and other communications to either party (each a "Notice") shall be in writing, in the English language, shall refer specifically to this Agreement and shall be hand delivered or sent by express courier service, carriage costs prepaid, or mailed by certified first class mail, postage prepaid and return receipt requested, or sent by facsimile or other agreed method of written electronic communication to the respective addresses specified below (or to such other address as may be specified by Notice to the other party):

            If to Anthra:

                  Anthra Pharmaceuticals, Inc.
                  19 Carson Road
                  Princeton, N.J. 08540 USA
                  Fax: (609) 924-3875
                  Attention: Michael C. Walker

            If to Medeva:

                  Medeva California Inc.
                  c/o Medeva Legal Group
                  755 Jefferson Road
                  Rochester, N.Y.  14623
                  Fax: (716) 272-3955
                  Attention:  Helen P. Wiley, Esq.

            Any Notice delivered by facsimile or similar means

*** CONFIDENTIAL TREATMENT REQUESTED.

shall be confirmed by a hard copy delivered as soon as practicable. The effective date of any Notice shall be: (a) the date of the addressee's receipt, if delivered by hand or express courier; (b) five (5) days after being mailed, as evidenced by the postmark at the point of mailing, if mailed; (c) the date of transmission if received by 5:00 p.m. local time on a business day or, if not, the first business day after such date, if sent by facsimile or other similar means.

            16.3 Further Assurances. Each party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including, without limitation, the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other party its rights and remedies under, this Agreement.

            16.4 Successors and Assigns. The terms and provisions hereof shall inure to the benefit of, and be binding upon, Anthra, Medeva and their respective successors and permitted assigns. Except as expressly provided herein, neither party may, without the prior written consent of the other party, assign or otherwise transfer any of its rights and interests, or delegate any of its obligations, hereunder;

*** CONFIDENTIAL TREATMENT REQUESTED.

provided, however, that either party may assign its rights and delegate its duties hereunder to an Affiliate thereof without obtaining such consent, provided that the assigning party agrees to remain primarily (and not secondarily or derivatively) liable for the full and timely performance by such Affiliate of all its obligations hereunder. In the event of any such transfer or designation under this Section, the transferee or designated Affiliate must first assume in writing and agree to be bound by the provisions of this Agreement. Any attempt to assign or delegate any portion of this Agreement in violation of this Section 16.4 shall be null and void.

            16.5 Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of New York, without regard to the principles of conflicts of law. Each party agrees that any action to enforce any provision of the Agreement may be commenced in a state or federal court located in the City of New York, New York. Each party consents to the jurisdiction and venue of any such court. The parties further acknowledge that proper service of process on a party may be made on an agent designated by such party located in the City of New York, New York or by certified mail.

            16.6 Attorney's Fees. Without limitation of Article XIV, in the event that either party hereto shall bring an

*** CONFIDENTIAL TREATMENT REQUESTED.

action to enforce any provision of this Agreement, the prevailing party shall be entitled to collect its reasonable attorneys' fees and out-of-pocket costs incurred in connection therewith, as well as such party's actual damages and such other amounts as shall be payable hereunder or under applicable law.

            16.7 Severability. If any provision hereof, other than the requirements to pay development fees, license fees and royalties pursuant to
Article VII and the license grants in Article V, should be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, then, to the fullest extent permitted by applicable law, (a) all other provisions hereof shall remain in full force and effect and shall be liberally construed in order to carry out the intent of the parties as nearly as may be possible, (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction, and (c) such court may substitute therefor lawful and enforceable provisions that so far as possible result in the same economic effect, in the absence of which the parties agree to use their best efforts to negotiate a provision, in replacement of the provision held invalid, illegal or unenforceable, that is consistent with applicable law and accomplishes, as nearly as possible, the original intention of the parties with respect thereto. To the fullest

*** CONFIDENTIAL TREATMENT REQUESTED.

extent permitted by applicable law, each party hereby waives any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

            16.8 Waiver. No failure on the part of any party hereto to exercise, and no delay in exercising, any right, privilege or power hereunder shall operate as a waiver (or continuing waiver) or relinquishment thereof; nor shall any single or partial exercise by any party thereto of any right, privilege or power hereunder preclude any other or further exercise thereof, or the exercise of any other right, privilege or power.

            16.9 Counterparts. This Agreement shall be executed in two counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument.

            16.10 Captions. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.

            16.11 Independent Contractors. The status of the parties under this Agreement shall be that of independent contractors. No party shall have the right to enter into any agreements on behalf of the other party, nor shall it represent to any person that it has any such right or

*** CONFIDENTIAL TREATMENT REQUESTED.


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

authority. Nothing in this Agreement shall be construed as establishing a partnership or joint venture relationship between the parties hereto.

            16.12 Entire Agreement. This Agreement constitutes, on and as of the date hereof, the entire agreement of the parties with respect to the subject matter hereof, and all prior or contemporaneous understandings or agreements, whether written or oral, between the parties with respect to such subject matter are hereby superseded in their entireties. This Agreement shall not be amended in any respect whatsoever except by a further agreement, in writing, fully executed by each of the parties.

*** CONFIDENTIAL TREATMENT REQUESTED.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

ANTHRA PHARMACEUTICALS, INC.              MEDEVA CALIFORNIA INC.


By: /s/ Michael C. Walker                 By: /s/ A. Hyland
   --------------------------                --------------------------
   Name: Michael C. Walker                   Name: A. Hyland
   Title: President                          Title: Controller

            Medeva PLC, the ultimate parent of Medeva California Inc., hereby unconditionally guarantees the full and prompt performance by Medeva California Inc. of its obligations under this Agreement, including without limitation its obligations under Article VII. Medeva PLC hereby expressly waives notice from Anthra of Anthra's acceptance and reliance on this guarantee or of any action taken or omitted in reliance hereon, and agrees that Anthra may enforce its rights under this guarantee without first exhausting its remedies against Medeva California Inc. under this Agreement. No assignment of this Agreement shall relieve Medeva PLC of its obligations under this guarantee except as may be expressly agreed to by Anthra in writing.

MEDEVA PLC


By: /s/ Gwatts
   --------------------------
   Name: Gwatts
   Title: Finance Director

*** CONFIDENTIAL TREATMENT REQUESTED.

                                                                 ANNEX A




                                 SPECIFICATIONS

                                       ***

     ANNEX B



     PIVOTAL CLINICAL PLAN


     AD 32 (N-TRIFLUOROACETYLADRIAMYCIN-14-VALERATE)
     IND 37,762 - CLINICAL PLAN



                                                          US NDAs/NDA
       Study/Phase     Route and Dose                  Claims Supported                   Status - June 1997

A9301,              Intravesical;                     Refractory carcinoma in-situ     Accrual for NDA  complete; Ongoing
A9302, A9303        800 mg weekly x 6
Phase II - US

A9601               Intravesical; 800 mg              Adjunctive treatment of          Ongoing
Phase III - US      immediately post-TURB             patients with superficial TCC

9503                Intraperitoneal;                  Refractory ovarian carcinoma     Ongoing
Phase III - US      600 mg/m2 monthly x 6

A9701               Intravesical; 800 mg              Adjunctive treatment of          IRB approved;
Phase II -  US      immediately post-TURB             patients with superficial TCC    Initiation 3Q97

A9304               Intravesical;                     Supportive data for US           Ongoing;
Phase II - Europe   800 mg weekly x 6                 intravesical claims              Accrual to complete 3Q97

A9621               Intravesical;                     Supportive data for US           Ongoing
Phase II - Europe   800 mg weekly x 6                 intravesical claims

                                                                         ANNEX C

Medeva California Inc.
[Insert Address]

                          Re: Third Party Manufacturer

Dear Ladies and Gentlemen:

                This letter will serve as notice to Medeva California Inc. ("Medeva") that pursuant to Section 3.7 of the License Agreement (the "Agreement") dated _________________, between Medeva and Anthra Pharmaceuticals, Inc. ("Anthra"), [insert Third Party Manufacturer] (the "Contract Manufacturer") has been engaged as a manufacturer for Anthra in connection with the manufacture of Product (as defined in the Agreement), or such portion of the Product as defined below:

         __________________________________________________
         (write N/A, if no portions are being manufactured)

                A copy of the contract manufacturing agreement with Anthra is attached hereto (the "Contract Manufacturing Agreement"). Such agreement constitutes the entire agreement between Contract Manufacturer and Anthra, is in full force and to our knowledge neither party is in breach of any of the terms thereof.

                Contract Manufacturer hereby acknowledges that, during the term of the Contract Manufacturing Agreement, it will not manufacture Product for, or sell or distribute Product to, any person or entity other than Anthra or Medeva. Contract Manufacturer further acknowledges that in the event of a breach of the Contract Manufacturing Agreement by Contract Manufacturer which causes Anthra to breach its supply obligations to Medeva such that Medeva is required to offer the Product on backorder for more than five (5) days, Medeva shall have the right to pursue and seek to enforce Anthra's remedies (including equitable remedies) under the Contract Manufacturing Agreement directly against Contract Manufacturer without first exhausting its remedies against Anthra.

                Contract Manufacturer acknowledges that any fees or compensation due it pursuant to the Contract Manufacturing Agreement shall be payable by Anthra only. Contract Manufacturer represents and warrants to Medeva that it is not an Affiliate (as defined in the Agreement) of Anthra. Contract Manufacturer further acknowledges that Medeva shall not have any liability to, nor be responsible for the payment of any amounts to, Contract Manufacturer.

                                Very truly yours,


                                           ___________________________________
                                           Contract Manufacturer

                                           By:________________________________
                                           Name:______________________________
                                           Title:_____________________________

                                           Address:___________________________
                                           ___________________________________
                                           ___________________________________
                                           Date:______________________________

                                                                         ANNEX D


                            MINIMUM ANNUAL NET SALES



                     Calendar Year After Respective Launches
                            (US Dollars in Millions)

                                   Year 1  Year 2   Year 3  Year 4
                                   ------  ------   ------  -----
CIS Indication                     2.00      4.00   5.47    6.48

Papillary Indication               4.80      7.20   8.57    9.91





                                    Year 5   Year 6   Year 7
                                    ------   ------   ------
CIS Indication                        7.49     8.64     8.93

Papillary Indication                 11.28     9.55     6.58

                                                                         ANNEX E


                            MINIMUM ANNUAL NET SALES



                     Calendar Year After Respective Launches
                            (US Dollars in Millions)

                             Year 1   Year 2   Year 3   Year 4
                             ------   ------   ------   ------
CIS Indication                 2.67     5.33      7.30    8.64

Papillary Indication           6.40     9.60     11.42   13.22

                             Year 5   Year 6   Year 7
                             ------   ------   ------
CIS Indication                9.98     11.52    11.90

Papillary Indication         15.04     12.74     8.77